Exhibit 1 (b)
                              ARTICLES OF AMENDMENT

                                       OF

                     KEMPER GLOBAL/INTERNATIONAL SERIES, INC


     KEMPER GLOBAL/INTERNATIONAL SERIES, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the "SDAT") that:

     FIRST: The Charter of the Corporation is hereby amended to add two new paragraphs to Article Fifth, Section (1) of the Corporation's Charter, and from and after the date of acceptance of these Articles of Amendment by the SDAT, Article Fifth, Section (1) of the Charter is hereby amended by adding the following paragraphs to said section.

          "The shares of each of the five (5) series of capital stock described above, and any additional series (unless otherwise specified in the articles supplementary designating such series), shall be further divided, until further changed, into three (3) classes of shares, designated as the Class A shares, the Class B Shares and the Class C shares. The Class A shares and Class B shares of each series shall consist, until further changed, of 33,333,333 shares, and the Class C shares of each series shall consist, until further changed, of 33,333,334 shares.

          "Each of the Class A shares, the Class B shares and the Class C shares of each series shall be identical in all respects, except as provided herein or as otherwise provided in the Charter of the Corporation:

          (a) The Class A shares, the Class B shares and the Class C shares may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administrative or service agreement, plan or other arrangement, however designated) as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended and as it may be further amended from time to time (the "Investment Company Act of 1940"), and other applicable law.

          (b) The Class B shares shall be convertible into Class A shares on such terms and subject to such provisions as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940 and other applicable law."


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     SECOND:  A majority of the entire Board of  Directors  of the  Corporation, pursuant to and in accordance with the Charter and By-Laws of the Corporation and the Maryland General Corporation Law (the "MGCL"), duly approved the foregoing amendment. No stock of the Corporation entitled to be voted on the amendment was outstanding or subscribed for at the time of the Board of Directors' approval.

     IN WITNESS WHEREOF, KEMPER GLOBAL/INTERNATIONAL SERIES, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 22 day of December, 1997; and its President acknowledges that these Articles of Amendment are the act of KEMPER GLOBAL/INTERNATIONAL SERIES, INC., and he/she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his/her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                   KEMPER GLOBAL/INTERNATIONAL
                                          SERIES, INC.

/s/Theresa DelVecchio                     by:  /s/Mark S. Casady          (SEAL)
--------------------------------------         ---------------------------
Therese DelVecchio, Assistant Secretary        Mark S. Casady, President


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